Exhibit 10.117

VENTURE GLOBAL, INC.

INCENTIVE STOCK OPTION AWARD AGREEMENT

This Incentive Stock Option Award Agreement (“Agreement”) is entered into by and between Venture Global, Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of the Incentive Stock Options (the “Options”) granted to the Participant under the Venture Global, Inc. 2025 Omnibus Incentive Plan (the “Plan”).

Participant’s Name:

Award Type	“Date of Grant”		Number of Shares Subject to Options		Per Share Exercise Price			“Vesting Schedule”
Options	[	•]	[	•]	$	[	•]	[	•]

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Date of Grant, the Options, with the per Share exercise price and the Vesting Schedule as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

VENTURE GLOBAL, INC.		PARTICIPANT

By:
	Name:	Name:
Title:

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:

Venture Global, Inc.

1001 19th Street North, Suite 1500

Arlington, VA 22209

Attn: General Counsel

VENTURE GLOBAL, INC.

VENTURE GLOBAL, INC. 2025 OMNIBUS INCENTIVE PLAN

Terms and Conditions of Option Grant

1.

GRANT OF OPTIONS. The Options have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and its Subsidiaries, including Venture Global LNG, Inc., employing the Participant (the “Service Recipient”), and to align the Participant’s interests with those of the Company. Each Option represents an option to purchase one Share at the per Share exercise price set forth on the first page of this Agreement. The Options are intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986 (the “Code”), as amended.

2.

VESTING; TERMINATION OF SERVICE. The Options shall vest in accordance with the Vesting Schedule, subject to the Participant’s continuous service with the Company and its Affiliates through each applicable vesting date. Unless determined otherwise by the Committee, any unvested portion of the Options shall be immediately forfeited upon the Participant’s Termination of Service for any reason, and any vested but unexercised portion of the Options may be exercised by the Participant for a period of ninety (90) days following the date of Termination of Service (or, if earlier, the Expiration Date (as defined below)); provided that, unless determined otherwise by the Committee, in the event of the Participant’s (i) Termination of Service due to death or Disability, the Participant (or the Participant’s Beneficiary, as applicable) may exercise any vested Options until the first anniversary of the date of Termination of Service (or, if earlier, the Expiration Date) or (ii) Termination of Service by the Company or the Service Recipient for Cause or breach of any restrictive covenants to which the Participant is subject with respect to the Company or its Affiliates (including those set forth in the Restrictive Covenant Agreement (as defined below)), all vested Options shall be immediately forfeited.

3.

TERM OF OPTIONS. The term of the Options shall expire at close of the principal stock market or exchange on which the Shares are quoted or traded on the tenth (10th) anniversary of the Date of Grant (the “Expiration Date”), unless terminated earlier in accordance herewith. In no event may any portion of the Options be exercised after the Expiration Date.

4.

MANNER OF EXERCISE. To the extent that the Options have become vested and exercisable in accordance with Section 2, the Options may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the Expiration Date, subject to the provisions of the Plan and this Agreement. To exercise the Options, the Participant must comply with Section 6 and:

(a)	deliver to the Company a written notice specifying the number of Shares to be purchased; and

(b)

remit the aggregate exercise price to the Company in full, payable in the manner determined by the Committee from time to time in its full and sole discretion, which may include: (A) in cash or by check, bank draft or money order payable to the order of the Company; (B) through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to sell Shares obtained upon exercise of the Options and to deliver promptly to the Company an amount of the proceeds of such sale equal to the aggregate exercise price; (C) by a “net exercise” under which the Company reduces the number of Shares otherwise issuable to the Participant upon such exercise by the number of Shares with an aggregate Fair Market Value that equals the aggregate exercise price; or (D) any other method acceptable to the Committee.

5.

NONTRANSFERABILITY. No portion of the Options may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than (i) to the Company as a result of forfeiture of the Options or (ii) by will or the applicable laws of descent and distribution or (iii) as otherwise provided by the Committee. During the lifetime of the Participant, the Options may be exercised only by the Participant or the Participant’s guardian or legal representative. This provision shall not apply to any Shares received upon exercise of the Options.

6.

TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company or the Service Recipient establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon exercise of the Options may be satisfied, in the Committee’s full and sole discretion, by having the Company or the Service Recipient withhold Shares, by having the Participant tender Shares or by having the Company or the Service Recipient withhold cash if the Company provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date the Options are exercised. Any withholding or tendering of Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the Options shall be limited to the maximum statutory withholding requirements. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Service Recipient may be required to withhold or account for taxes in more than one jurisdiction.

7.	RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Shares corresponding to the Options prior to exercise of the Options.

8.

SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon exercise of the Options and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

9.

COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon exercise of the Options (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

10.

RESTRICTIVE COVENANTS. As a condition precedent to, and as additional consideration for, the grant of the Options hereunder, the Participant agrees to abide by the Restrictive Covenant Agreement previously entered into by and between the Participant and the Service Recipient (the “Restrictive Covenant Agreement”) and incorporated herein by reference, subject to the Protected Rights set forth in Section 11.

11.

PROTECTED RIGHTS. Notwithstanding any other provision of the Restrictive Covenant Agreement, nothing in the Restrictive Covenant Agreement, this Agreement or otherwise limits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC, or any federal, state or local governmental agency or commission (a “Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company or any of its Affiliates or prevents the Participant from: (a) filing a charge or complaint with any federal, state or local governmental agency or commission; (b) providing truthful testimony in litigation; or (c) discussing or disclosing information about sexual harassment, sexual assault or unlawful acts in the workplace (including harassment, discrimination or other conduct the Participant has reason to believe is unlawful). The Participant does not need the prior authorization of the Company or any of its Affiliates to make any such reports or disclosures, and the Participant shall not be required to notify the Company or any of its Affiliates that such reports or disclosures have been made. Neither the Company nor any of its Affiliates may retaliate against the Participant for any of these activities, and nothing in this Agreement requires the Executive to waive any monetary award or other payment to which the Participant might become entitled from the SEC or any other Government Agency or self-regulatory organization. Pursuant to the Defend Trade Secrets Act of 2016, the Participant hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Section 11 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Participant has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. If the Participant files a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, the Participant also has the right to disclose the Company’s and its Affiliates’ trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant (1) files any document containing the trade secret under seal and (2) does not disclose the trade secret, except pursuant to a court order. The Participant’s rights as described in this Section 11 are referred to as the “Protected Rights.”

12.	MISCELLANEOUS.

(a)

No Right to Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or an Affiliate, including the Service Recipient, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or an Affiliate, including the Service Recipient, to modify the terms of or terminate the Participant’s employment or service at any time.

(b)

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the Options.

(c)

Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the Options are subject to the terms and conditions of Section 18 of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events) and that the Participant and the Options are subject to the Venture Global, Inc. Financial Restatement Compensation Recoupment Policy or any other clawback policy adopted by the Company (as applicable, a “Clawback Policy”). In consideration of the grant of the Options under this Agreement, the Participant agrees that, to the extent that the Participant is or becomes covered by the Clawback Policy, the Options granted to the Participant pursuant to this Agreement and any Shares issued upon exercise thereof shall be subject to such Clawback Policy as may be in effect from time to time. In the event it is determined that any amounts granted, awarded, paid or otherwise provided to or earned by the Participant must be forfeited or reimbursed to the Company pursuant to any such Clawback Policy, the Participant agrees that the Participant will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

(d)

Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)

Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(c), 14 and 19 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the Options granted pursuant to this Agreement.

(f)

Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)

Entire Agreement. This Agreement, the Plan and the Restrictive Covenant Agreement contain all of the understandings between the Company and the Participant concerning the Options granted hereunder and supersede all prior agreements and understandings.

(h)

Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(i)

Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.